Gateway Trust
Natixis Funds Trust I
Natixis Funds Trust II
Natixis Funds Trust IV
Loomis Sayles Funds I
Loomis Sayles Funds II


Amended and Restated Plan pursuant to
Rule 18f-3(d)
under the Investment Company Act of 1940

Effective as of September 15, 2017

Each series of Gateway Trust, Natixis Funds
Trust I, Natixis Funds Trust II, Natixis
Funds Trust IV, Loomis Sayles Funds I and
Loomis Sayles Funds II (each series
individually a "Fund" and such Trusts
collectively the "Trusts") may from time to
time issue one or more of the following
classes of shares:  Class A shares, Class C
shares, Class N shares, Class T shares, Class
Y shares, Admin Class shares, Institutional
Class shares and Retail Class shares.  Shares
of each class of a Fund shall represent an
equal pro rata interest in such Fund and,
generally, shall have identical voting,
dividend, liquidation, and other rights,
preferences, powers, restrictions, limitations,
qualifications and terms and conditions,
except that: (a) each class shall have a
different designation; (b) each class shall
bear any Class Expenses, as defined below;
(c) each class shall have separate voting
rights on any matter submitted to
shareholders in which the interests of one
class differ from the interests of any other
class, and shall have exclusive voting rights
on any matter submitted to shareholders that
relates solely to that class; and (d) each class
may have different conversion and exchange
rights, as described below.  In addition, each
class is subject to such investment
minimums and other conditions of eligibility
as are set forth in the Funds' prospectuses
(including statements of additional
information) as from time to time in effect.
The differences in expenses among these
classes of shares are set forth below in this
Plan, which is subject to change, to the
extent permitted by law and by the
Declaration of Trust and By-Laws of each
Trust, by action of the Board of Trustees of
each Trust.    In such instances, the
treatment is specifically noted.

Initial Sales Charge

Class A shares are offered at a public
offering price that is equal to their net asset value ("NAV") plus a sales charge of up to 5.75% of the public offering price (which maximum may be less for certain Funds, as described in the Funds' prospectuses as from time to time in effect). The sales charges on Class A shares are subject to reduction or waiver as permitted by Rule 22d-1 under the Investment Company Act of 1940, as amended (the "1940 Act") and as described in the Funds' prospectuses as from time to time in effect.



Class T shares are offered at a public
offering price that is equal to their NAV plus a sales charge of up to 2.50% of the public offering price. The sales charges on Class T shares are subject to reduction or waiver as permitted by Rule 22d-1 under the 1940 Act and as described in the Funds' prospectuses as from time to time in effect.

Class C, Class N, Class Y, Admin Class,
Retail Class and Institutional Class shares are offered at their NAV, without an initial sales charge.

Contingent Deferred Sales Charge

Purchases of Class A shares of $1 million or more ($500,000 or more for Loomis Sayles
Limited Term Government and Agency
Fund and McDonnell Intermediate
Municipal Bond Fund), as described in the Funds' prospectuses as from time to time in effect, that are redeemed within 18 months from purchase are subject to a contingent deferred sales charge (a "CDSC") of 1%
(0.75% for Loomis Sayles Limited Term
Government and Agency Fund and
McDonnell Intermediate Municipal Bond
Fund) of either the purchase price or the NAV of the shares redeemed, whichever is less.

Purchases of Class C shares, as described in the Funds' prospectuses as from time to time in effect, that are redeemed within one year from purchase are subject to a CDSC of 1% of either the purchase price or the NAV of the shares redeemed, whichever is less.

Class A and Class C shares are not
otherwise subject to a CDSC.

The CDSC on Class A and Class C shares is subject to reduction or waiver in certain circumstances, as permitted by Rule 6c-10 under the 1940 Act and as described in the Funds' prospectuses as from time to time in effect.

Class N, Class T, Class Y, Admin Class,
Institutional Class and Retail Class shares are not subject to any CDSC.

Service, Administration and Distribution
Fees

Class A, Class C, Class T, Admin Class and
Retail Class shares pay distribution and/or service fees pursuant to plans adopted pursuant to Rule 12b-1 under the 1940 Act
(the "12b-1 Plans") for such classes.  Class
A, Class C, Class T, Admin Class and Retail
Class shares also bear any costs associated with obtaining shareholder approval of any amendments to a 12b-1 Plan. There is no 12b-1 Plan for Class N, Class Y or
Institutional Class shares. Amounts payable under the 12b-1 Plans are subject to such further limitations as the Trustees may from time to time determine and as set forth in the prospectus of each Fund as from time to time in effect.

Class A, Class C, Class T and Retail Class shares each pay, pursuant to the 12b-1 Plans, a service fee of up to 0.25% per annum of the average daily net assets attributable to such class (which percentage may be less for certain Funds, as described in the Funds' prospectuses as from time to time in effect).

Class C shares pay, pursuant to the 12b-1
Plans, a distribution fee of up to 0.75% per annum of the average daily net assets attributable to Class C shares (which percentages may be less for certain Funds, as described in the Funds' prospectuses as from time to time in effect).

Admin Class shares pay, pursuant to the
12b-1 Plans, distribution and service fees of up to 0.25% of the average daily net assets attributable to Admin Class shares (which percentages may be less for certain Funds, as described in the Funds' prospectuses as from time to time in effect). In addition, Admin Class shares pay administrative fees to certain financial intermediaries for providing personal service and account maintenance for their customers who hold
Admin Class shares. These fees are paid on the average daily net assets attributable to Admin Class shares at the annual rate stated in the Funds' prospectuses as from time to time in effect.

Exchange and Conversion Features

Class A shares, Class C shares, Class N
shares, Class T shares, Class Y shares,
Admin Class shares, Institutional Class
shares and Retail Class shares may be
exchanged and/or converted to the extent provided in the prospectus of the relevant
Fund as from time to time in effect.

All exchanges and conversions are subject to the eligibility requirements or other restrictions of the class and Fund, including minimum investment requirements, of the class into which the shareholder is exchanging and/or converting. The Funds reserve the right to terminate or limit the exchange privilege of any shareholder deemed to be engaging in "market timing" or other inappropriate trading activity as defined in the Funds' prospectuses as from time to time in effect. The Funds may terminate or change the exchange privilege and/or conversion features of each class at any time upon 60 days' notice to shareholders.

Allocation of Income and Expenses

Each class of shares pays the expenses
associated with its different distribution and shareholder servicing arrangements
("Account Expenses"). Each class of shares may, at the Trustees' discretion, also pay a different share of other expenses (together with 12b-1 fees and Account Expenses, "Class Expenses"), not including advisory fees or other expenses related to the management of a Trust's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes.

The gross income of each Fund generally
shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from gross income on the basis of the net assets of each class of each Fund. These expenses include:

*	Expenses incurred by a Trust
(including, but not limited to, fees of
Trustees, insurance and legal
counsel) not attributable to a
particular Fund or to a particular
class of shares of a Fund ("Trust
Level Expenses"); and

*	Expenses incurred by a Fund not
attributable to any particular class of
the Fund's shares (for example,
advisory fees, custodial fees or other
expenses relating to the management
of the Fund's assets) ("Fund
Expenses").

Expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item. Trust Level
Expenses and Fund Expenses shall be
allocated among the classes of shares based on their relative net assets in relation to the net assets of the relevant Trust. Approved
Class Expenses shall be allocated to the particular class to which they are attributable. However, if a Class Expense can no longer be attributed to a class, it will be charged to a Fund for allocation among classes in proportion to the net assets of each such class. Any additional Class Expenses not specifically identified above that are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended.

Each Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1), provided that a majority of the Trustees and a majority of the independent Trustees determine that the method is fair to the shareholders of each class and consistent with the requirements of Rule 18f-3.




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2

Exhibit 77(Q)(1)

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